Exhibit 23.01

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Artisoft, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-78482, 33-78484, 33-88842, 33-89268) on Forms S-8 of Artisoft, Inc. of
our report dated August 9, 2001, relating to the consolidated balance sheets of Artisoft, Inc. and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 annual report on Form 10-K of Artisoft, Inc.

KPMG LLP

Boston, Massachusetts
September 27, 2001